Exhibit 10.96

AMENDED AND RESTATED

LOAN AGREEMENT

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AMENDED AND RESTATED

LOAN AGREEMENT

This AMENDED AND RESTATED LOAN AGREEMENT (“Agreement”) is made and entered into effective as of the 10th day of March, 2006 (the “Effective Date”), by and between FRISCO SQUARE LAND, LTD., a Texas limited partnership (“Borrower”), whose address is 16250 Dallas Parkway, Suite 102, Dallas, Texas 75248, and COMERICA BANK (“Lender”) whose address is 1601 Elm Street, Dallas, Texas 75201/ P.O. Box 650282, Dallas, Texas 75265-0282, Attention Commercial Lending Services, Mail Code 6514.

RECITALS:

A.        Borrower and Lender are parties to that certain Loan Agreement dated April 15, 2005 with respect to a $27,664,000.00 loan from Lender to Borrower secured by, among other things, a first lien deed of trust on land owned by Borrower in Frisco, Texas (the “Original Agreement”).

B.         Borrower and Lender wish to amend and restate the Original Loan Agreement to reduce the original loan made thereunder from $27,664,000.00 to $26,664,000.00 and to add a revolving line of credit in the amount of $2,000,000.00.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Borrower and Lender agree that the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I.
DEFINITION OF TERMS

1.1.      Definitions.   As used in this Agreement, the following terms shall have the respective meanings indicated below:

Advance: A disbursement by Lender, whether by journal entry, deposit to Borrower’s account, check to third party or otherwise of any of the proceeds of either of the Loans or any insurance proceeds.

Affiliate: Any Person directly or indirectly controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of any indicia of equity rights (whether issued and outstanding capital stock, partnership interests or otherwise) or by any other means.

Agreement: This Loan Agreement, together with all exhibits and schedules, as it may from time to time be amended, modified, restated or supplemented.

Application for Advance: A written application by Borrower (and such other parties as Lender may require) in form as required by Lender, addressed and delivered to Lender, requesting an Advance, which shall include such other documentation as Lender may require.

Appraisal Fee: Such costs or fees as may be incurred by Lender for any appraisal which Lender may require or obtain with respect to any collateral for the Loans.

Approved Budget: The allocation of Advances under the Term Loan for specified purposes as set forth in Exhibit A attached hereto.

Business Day: Any day, other than a Saturday, Sunday or holiday, on which Lender is open to carry on all or substantially all of its normal commercial lending business in Dallas, Texas.

Borrower’s General Partner: Fairways FS Land, LLC, a Texas limited liability company.

Change in Control: The occurrence of any one or more of the following: (i) Borrower’s General Partner shall cease to own, directly, all of the general partner’s interests of Borrower; or (ii) Guarantors shall cease to own, directly, all of the membership interests of Borrower’s General Partner.

City: The City of Frisco, Texas.

Constituent Party: Any general partner or managing member of any Obligor.

Contingent Liability Summary: A summary in the form attached hereto as Exhibit C to be completed and delivered by Guarantors as provided in Section 6:9(j) with respect to all Debt of the Guarantors other than under the MMD Guaranty.

Debt: Collectively, (a) all items which in accordance with Good Accounting Practice would be included on the liability side of a balance sheet on the date as of which Debt is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits), (b) guaranties (including without limitation, the MMD Guaranty and Borrower’s obligations to make the MMD Payments), endorsements and other contingent obligations in respect of Debt of others, or any obligations to purchase or otherwise acquire any such Debt of others, and (c) Debt secured by any mortgage, pledge, security interest or lien existing on property owned subject to or burdened by such mortgage, pledge, security interest or lien whether or not the Debt secured thereby shall have been assumed; provided, however, that such term shall not mean or include any Debt for which monies sufficient to fully pay and discharge such Debt (either on its stated final maturity date or on such earlier date as such Debt may be duly called for redemption and payment) are on deposit with a depository, agency or trustee in trust for the payment of such Debt.

Debtor Relief Laws: Title 11 of the United States Code, as now or hereafter in effect, together with any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, rearrangement or recomposition, extension or adjustment of debts, and any other similar laws affecting the rights of creditors.

Deed of Trust: That certain Amended and Restated Deed of Trust, Security Agreement and Assignment of Rents dated of even date herewith pursuant to which Borrower grants a Lien on the real and personal property more particularly described therein and situated in the City of

Frisco, Collin County, Texas as security for all or any portion of the Indebtedness evidenced by the Notes, as the same may be renewed, extended, restated, supplemented, increased, amended or modified from time to time.

Default: Any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Document Preparation Fee: The fees and expenses of counsel to Lender, together with any special costs incurred by Lender, with respect to the Loans and the preparation of the Loan Documents including, this Agreement.

Environmental Law: All federal, state, or local laws, statutes, ordinances and regulations, whether now existing or hereafter in effect, pertaining to health, industrial hygiene, or the environmental conditions on, under, or about the Mortgaged Property, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”), the Clean Water Act, 33 U.S.C.
§ 1251 et seq. (“CWA”), the Clean Air Act, 42 U.S.C. § 7401 et seq. (“CAA”), the Federal Water Pollution Control Act, 33 U.S.C.
§ 1251 et seq. and any corresponding state laws or ordinances, the Texas Water Code § 26.001 et seq. (“TWC”), the Texas Solid Waste Disposal Act, Texas Health & Safety Code § 361.001 et seq. (“THSC”), and regulations, rules, guidelines and/or standards promulgated pursuant to such laws, statutes and regulations, as such statutes, regulations, rules, guidelines, and standards are amended from time to time.

Environmental Claim: Any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) the manufacture, processing, distribution in commerce or use of Hazardous Substances. An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.

Environmental Liabilities: All liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including remedial, removal, response, abatement, restoration (including natural resources), investigative, monitoring, personal injury and damage to Property or natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit, including reasonable attorneys’ fees and court costs.

Environmental Matters: All matters relating to pollution or protection of the environment, including emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water or ground water, or land

surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

Environmental Permit: Any permit, license, approval or other authorization under any applicable Governmental Requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or Hazardous Substances.

ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

Event of Default: Any event, happening or occurrence described in Section 8.1 of this Agreement.

Extension Fee: A fee in the amount of $66,660.00 (0.25% of the Maximum Term Loan Commitment).

Extension Prepayment: A payment of principal on the Term Note, in the amount of $2,666,400.00 (10% of Maximum Term Loan Commitment), together with any accrued but unpaid interest on such principal. The amount of an Extension Prepayment is subject to reduction in accordance with the provisions of Section 2.7(b).

Financing Statements: All Uniform Commercial Code financing statements and continuation statements as Lender shall require, duly executed (if applicable) by Borrower or others to give notice of and to perfect or continue perfection of Lender’s security interest in all personal property and fixtures constituting a part of the Mortgaged Property.

Frisco Square Affiliate: Any Affiliate of Borrower now or at any time hereafter owning record title to any of the Frisco Square Property.

Frisco Square Development Agreement: The Frisco Square Development Agreement executed by and between “Five Star” as hereinafter defined and the City dated July 28, 2000 and recorded in Volume 4721, Book 2665 of the real property records of Collin County, Texas, as the same may be amended from time to time with Lender’s consent. “Five Star” is defined under such agreement as “Frisco Square, Ltd., a Texas limited partnership, and its general partner Five Star Development Co., a Texas corporation. All of Five Star’s interests under the Frisco Square Development Agreement have been assigned to Borrower pursuant to that certain Assignment and Assumption Agreement, dated contemporaneously with the Original Agreement, by and between Frisco Square, Ltd, as assignor, and Borrower, as assignee.

Frisco MMD: Frisco Square Management District, a special district created and operating under the laws of the State of Texas, including particularly Chapter 376, Subchapter K, Section 376.451 - Section 376.476 of the Texas Local Government Code.

Frisco Square Property: An approximately 114.8298 acre tract of land situated in the City of Frisco, Collin County, Texas that is covered by the Frisco Square Development Agreement and included within the Frisco MMD.

Good Accounting Practice: Such accounting practice as, in the opinion of independent accountants of recognized national standing regularly retained by Borrower or other Person (as the case may be) and acceptable to and approved by Lender, conforms at the time to generally accepted accounting principles, consistently applied. Generally accepted accounting principles means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) applied after the date of Borrower’s or other Person’s (as the case may be) most recently audited financial statements furnished to Lender in a manner consistent with the manner in which such principles and practices were applied to such statements, and (c) consistently applied for all periods after the date of such most recent audited financial statements so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a generally accepted accounting principle, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to Lender.

Governmental Authority: The government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Governmental Requirements: All statutes, laws, ordinances, requirements, judgments, rules, regulations, orders, writs, injunctions or decrees (or interpretations of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future. The term “Governmental Requirements” includes all requirements of Environmental Law.

Guarantors (individually and/or collectively as the context may require): James C. Leslie, Cathy R. Sweeney, A. Brant Bryan and David F. Stringfield and any other Person who shall, at any time, guarantee or otherwise be or become obligated for the payment or performance of any part of the Indebtedness; provided, however, that the term “Guarantors” shall not include any of the Limited Guarantors.

Guaranty (individually and/or collectively as the context may require): That or those instruments of guaranty now or hereafter in effect from Guarantors to Lender evidencing such Guarantor’s obligation to repay and/or perform the Indebtedness.

Hazardous Substance: Any substance, product, waste, or other material which is or becomes listed, regulated, or addressed as being a toxic, hazardous, polluting, or similarly harmful substance under any Environmental Law, including without limitation: (i) any substance included within the definition of “hazardous waste” pursuant to Section 1004 of RCRA; (ii) any substance included within the definition of “hazardous substance” pursuant to Section 101 of CERCLA; (iii) any substance included within the definition of “regulated substance” pursuant to Section 26.342(9) of TWC; (iv) any substance included within the definition of “hazardous substance” pursuant to Section 361.003(13) of THSC; (v) asbestos; (vi) polychlorinated biphenyls; (vii) petroleum products; (viii) underground storage tanks, whether empty, filled or partially filled with any substance; (ix) any radioactive materials, urea formaldehyde foam insulation, radon; and (x) any other chemical, material or substance the exposure to which is prohibited, limited or regulated by any governmental authority on the basis that such chemical, material or substance is toxic, hazardous or harmful to human health or the environment.

Highest Lawful Rate: On any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas law permits the higher interest rate, stated as a rate per annum. On each day, if any, that applicable Texas law establishes the Highest Lawful Rate, the Highest Lawful Rate shall be the “weekly ceiling” (as defined in §303 of the Texas Finance Code — the “Texas Finance Code,” — as amended) for that day. Lender may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to Borrower, if and to the extent permitted by, the Texas Finance Code.

Indebtedness: All indebtedness and other obligations to Lender incurred under or evidenced by the Loan Documents.

Indemnified Party: Each of the following: Lender, Lender’s Affiliates, and their respective shareholders, directors, officers, agents, attorneys, advisors and employees.

Initial Appraisal: The appraisal of the Mortgaged Property obtained by Lender prior to the execution of the Original Agreement in connection with Lender’s underwriting of the Term Loan.

Initial Appraised Value: The value of the Mortgaged Property as determined by the Initial Appraisal. Exhibit B attached hereto sets forth the allocations of value for each of the parcels comprising the Mortgaged Property.

Lien: Any interest in any property, whether real, personal or mixed, securing an indebtedness, obligation or liability owed to or claimed by any person, other than the owner of such property, whether such indebtedness is based on the common law or any statute or contract and including, but not limited to, a security interest, pledge, mortgage, assignment, conditional sale, trust receipt, lease, consignment or bailment for security purposes.

Limited Guarantors: Joseph Cole McDowell, Jr. (a/k/a Cole McDowell) and Five Star Development Co., Inc., a Texas corporation.

Limited Guaranty: The Guaranty in favor of Lender executed contemporaneously with the Original Agreement by Limited Guarantors.

Loans: The Term Loan and the Revolving Line of Credit

Loan Documents: This Agreement, the Term Note, the Revolver Note, the Deed of Trust, the Financing Statement, the Guaranty, if any, each Application for Advance and all other instruments now or hereafter executed (a) pursuant to this Agreement or in connection with this Agreement or the Indebtedness or (b) as security for either or both payment of the Indebtedness or performance of Borrower’s obligations under this Agreement or under any other Loan

Document, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

Loan to Value Ratio: A ratio calculated by dividing (i) the sum of the then outstanding balance of the Indebtedness plus (A) any amounts of the Term Loan which have not yet been advanced and (B) the Maximum RLOC Commitment less any Advances that have been made under the Revolving Line of Credit that have not been repaid, by (ii) the fair market value of the Mortgaged Property as determined by the most current appraisal obtained by Lender (subject to Section 3.4 below).

Material Adverse Effect: A material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of any Obligor; (b) the ability of any Obligor to perform any of its obligations under the Loan Documents; or (c) the validity or enforceability of this Agreement, the Notes or any other Loan Document or the rights or remedies of Lender under the Loan Documents.

Maximum RLOC Commitment: $2,000,000.00.

Maximum Term Loan Commitment: $26,664,000.00.

Maximum Total Commitment: the sum of the Maximum RLOC Commitment and the Maximum Term Loan Commitment ($28,664,000.00).

MMD Guaranty: Collectively, (i) that certain Guaranty dated contemporaneously with the Original Agreement executed by James C. Leslie in favor of the City; (ii) that certain Guaranty dated contemporaneously with the Original Agreement executed by Cathy R. Sweeney in favor of the City, (iii) that certain Guaranty dated contemporaneously with the Original Agreement executed by A. Brant Bryan in favor of the City, and (iv) that certain Guaranty dated contemporaneously with the Original Agreement executed by David F. Stringfield in favor of the City.

MMD Payments: The payments required to be made by Borrower pursuant to the Frisco Square Development Agreement and MMD Guaranty with respect to the public projects described in the Frisco Square Development Agreement, including any payments required to be made by Borrower to repay the indebtedness issued by the City, to finance such projects.

Mortgaged Property: The term “Mortgaged Property” shall have the meaning set forth in the Deed of Trust.

Notes: The Term Note and the Revolver Note.

Obligors: Borrower, any Constituent Party and any Guarantors.

Partial Release Notice: A written notice requesting the release of a Release Parcel from the lien of the Deed of Trust, which written notice shall (i) describe the Release Parcel to be released, including a metes and bounds description of such Release Parcel, (i) state the date such Release Parcel is expected to be released and sold or financed, and (iii) state, if applicable, the price for which such Release Parcel is to be sold and the purchaser to whom such Release Parcel is to be sold; together with information necessary for Lender to process the partial release, including the name and address of the Title Company, if any, to whose attention the partial release instrument and instructions relating thereto should be directed, the relevant sales contract or information on construction financing, as applicable, and the closing statement pertaining to the applicable sale or construction financing.

Partial Release Price: With respect to any Release Parcel to be released for construction, an amount equal to 85% of the Initial Appraised Value of such Release Parcel calculated based upon the allocations of the Initial Appraised Value as set forth in Exhibit B attached hereto; and, with respect to any Release Parcel to be sold to a third party, an amount equal to the greater of (i) 100% of the net proceeds received by Borrower with respect to such sale (“net proceeds” as used herein shall mean the contract purchase price to be paid to Borrower after deduction of normal and customary closing costs as approved by Lender) and (ii) 85% of the Initial Appraised Value of such Release Parcel calculated based upon the allocations of the Initial Appraised Value as set forth in Exhibit B attached hereto.

Past Due Rate: The lesser of (a) the Highest Lawful Rate; or (b) the Stated Rate (as such term is defined in the Term Note or Revolver Note, as applicable) plus an additional 5.0% per annum. The Past Due Rate shall automatically fluctuate upward and downward as and in the amount by which the Highest Lawful Rate or Stated Rate plus 5.0% per annum fluctuates, without notice to Borrower or any other Person. The Past Due Rate shall be computed on the basis of the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be.

PBGC: The Pension Benefit Guaranty Corporation.

Person: A natural person, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government and any department or agency thereof.

Principal Reduction Increment: A reduction of principal on the Term Note made by Borrower in the amount of $2,666,400.00 (10% of the Maximum Term Loan Commitment), whether by an Extension Prepayment (each which shall be deemed to be equal to one Principal Reduction Increment) or by the Required Principal Payment (which shall be deemed to be two and one half Principal Reduction Increments) or by application of a Partial Release Price or otherwise.

Qualified Loan to Value Reduction: Each 2.5% reduction of the Loan to Value Ratio from the initial Loan to Value Ratio of 65%.

Release Parcel: A portion of the Mortgaged Property designated by Borrower either (i) which is to be sold pursuant to a bona fide contract of sale to a third party, or (ii) upon which improvements are to be constructed by Borrower or its Affiliate, and which otherwise satisfies all applicable conditions and requirements therefore set forth in Section 9.1 of this Agreement.

Required Principal Payment: A payment of principal on the Term Note, in the amount of $6,666,000.00 (25% of the Maximum Term Loan Commitment), together with any accrued but unpaid interest on such principal.

Revolver Note: The promissory note dated of even date herewith in the original principal amount of $2,000,000.00 executed by Borrower, payable to the order of Lender, and all renewals, extensions and rearrangements thereof provided for in this Agreement or otherwise permitted by Lender.

Revolving Line of Credit: The loan evidenced by the Revolver Note and governed by this Agreement.

RLOC Origination Fee: A fee in the amount of $10,000.00 payable upon execution of this Agreement.

RLOC Maturity Date: The maturity date of the Revolver Note, March 10, 2006, as the same may hereafter be accelerated or extended pursuant to the provisions of the Revolver Note, this Agreement or any of the other Loan Documents.

Security Agreement: Collectively, all security agreements, whether contained in the Deed of Trust, a separate security agreement or otherwise, that create a security interest in, or evidence a pledge of, personal property and/or fixtures as security for the Indebtedness.

Special Account: An account established by Borrower with Lender (in which Borrower shall at all times maintain a minimum balance of $1,000.00).

Term Loan: The loan evidenced by the Term Note and governed by this Agreement.

Term Loan Commitment Fee: A fee in the amount of $33,300.00 (0.125% of the Maximum Term Loan Commitment) payable each year of the initial 36 month term of the Term Loan as provided in Section 6.1.

Term Loan Maturity Date: The maturity date of the Term Note, April 15, 2008, as the same may hereafter be accelerated or extended pursuant to the provisions of the Term Note, this Agreement or any of the other Loan Documents.

Term Loan Origination Fee: A fee in the amount of $207,480.00 which was payable upon execution of the Original Agreement.

Term Loan Repayment: A prepayment in the amount of $582,477.00 of the outstanding principal amount of the Working Capital Advances made under the Term Loan pursuant to the terms of the Original Agreement.

Term Note: The amended and restated promissory note dated of even date herewith in the original principal amount of $26,664,000.00 executed by Borrower, payable to the order of Lender, and all renewals, extensions and rearrangements thereof provided for in this Agreement or otherwise permitted by Lender.

Title Insurance: A title insurance policy or policies in form satisfactory to Lender in its sole and absolute discretion, on a coinsurance or reinsurance basis (with direct access endorsement or rights) if and as required by Lender, in the amount of the Maximum Total Commitment, insuring that Lender holds a valid first and prior Lien covering the Mortgaged

Property, subject only to those exceptions which Lender may approve and containing an adjustable mortgage loan endorsement and/or such other endorsements as Lender shall require

Title Company: Chicago Title Insurance Company, or other title insurance company acceptable to Lender in its sole and absolute discretion.

Transactions: The execution, delivery and performance by the Obligor and the Constituent Parties of the Loan Documents to which they are party, the borrowing of the Loans, the guaranty of the Indebtedness, and the use of the proceeds of the Loans.

1.2.   Terms Generally.   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II.
THE TERM LOAN

2.1.   Agreement to Lend.   (a)   Lender agrees, subject to the terms, provisions and conditions of this Agreement, to make Advances of proceeds of the Term Loan to Borrower prior to the Term Loan Maturity Date in an aggregate principal amount not to exceed the Maximum Term Loan Commitment. No portion of the principal of the Term Loan that is repaid prior to the Term Loan Maturity Date may be reborrowed. Borrower and Lender agree pursuant to Chapter 346 of the Texas Finance Code, that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to this Agreement, the Loan Documents or the Loans, and this Agreement, the Loan Documents and the Loans shall not be governed by Chapter 346 or subject to its provisions in any manner whatsoever. Borrower understands and agrees that Lender IS NOT AND SHALL NEVER BE COMMITTED OR OBLIGATED IN ANY WAY TO MAKE ANY LOAN OR ANY ADVANCE UNDER THIS AGREEMENT or any related papers, and nothing contrary contained herein or in any of the Loan Documents or in any course of conduct shall obligate or be construed to obligate Lender to make, or shall entitle or be construed to entitle Borrower to receive, any Advance hereunder unless the terms and conditions set forth in this Agreement, including without limitation Section 4.1 and Section 4.2 hereof have been satisfied.

(b)   Lender may, in Lender’s discretion, disburse proceeds of the Term Loan by journal entry to pay interest and financing costs and, if Lender should elect, disburse proceeds of the Term Loan directly to third parties to pay (or directly to Lender as reimbursement for Lender’s payment of) costs or expenses required to be paid by Borrower pursuant to this Agreement or the other Loan Documents. Proceeds of the Term Loan disbursed by Lender by journal entry to pay interest or financing costs, and proceeds of the Term Loan disbursed directly to third parties to pay (or to Lender as reimbursement for Lender’s payment of) costs or expenses required to be paid by Borrower pursuant to this Agreement, shall constitute Advances to Borrower.

2.2.   The Term Note and Security.   Borrower shall execute and deliver to Lender the Term Note to evidence the Term Loan. Advances of proceeds of the Term Loan made under this Agreement shall be conclusively deemed and considered to have been made against the Term Note. Lender shall make an appropriate notation on its records reflecting each amount advanced against the Term Note and the date of the Advance. Such notations made by Lender in its records shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such records or any error therein shall not in any manner affect the obligation of Borrower to repay the Term Loan in accordance with the terms of this Agreement and the other Loan Documents. Interest on the amounts of proceeds of the Term Loan advanced hereunder shall be computed on the amount of each Advance of proceeds of the Term Loan and from the date of each such Advance. Advances of the Term Loan shall be guaranteed by the Guaranty and secured by the Deed of Trust and the mortgages, liens, security interests and collateral assignments created or evidenced by the other Loan Documents.

2.3.   Reason for Advances.   The Term Loan is being made solely for the following purposes, and no other purposes: (i) to create a reserve (the “Interest Reserve”) to pay interest that accrues on the outstanding principal balance of the Term Note as and provided for in the Term Note (an Advance for such purposes being referred to hereunder as an “Interest Advance”); (ii) to pay any of the MMD Payments (an Advance for such purposes being referred to hereunder as a “MMD Advance”); and (iii) to pay ad valorem taxes on the Mortgaged Property (an Advance for such purposes being referred to hereunder as a “Tax Advance”). Under the Original Agreement, the purposes of the Term Loan also included the Refinance Advance and Working Capital Advances (as such terms were defined in the Original Agreement); however, the Refinance Advance was fully funded under the Original Agreement and the allocation in the Approved Budget for Working Capital Advances, as the same has been reduced under this Agreement, has been fully funded under the Original Agreement and consequently, Advances for the purposes of the Refinance Advance and Working Capital Advances may no longer be made under the Term Loan.

2.4.   Term Loan Allocations; Approved Budget.   The amounts available under the Term Loan for Advances for the purposes specified in Section 2.3 above shall be allocated as set forth in the Approved Budget. The allocations set forth in the Approved Budget may be modified from time upon Borrower’s request; provided, however, that any changes in the allocation for Interest Reserve requested by Borrower shall be made only if Lender, in Lender’s sole discretion, approves the same. In no event shall the allocations for Interest Advances, Tax Advances or MMD Advances in any way limit or affect Borrower’s obligations to pay any interest on the Indebtedness, taxes affecting the Mortgaged Property or any obligations relating to the MMD and to the extent proceeds from the Term Loan are not disbursed for, or are insufficient for, such purposes, Borrower shall pay such expenses with funds derived from sources other than the Loans.

2.5.   Limitation on Advances.   In no event shall any Advance under the Term Loan be made if such Advance, together with all prior Advances (whether or not repaid) under the Term Loan, would exceed the Maximum Term Loan Commitment.

2.6.   Term of Term Loan.   The term of the Term Loan shall be 36 months from the date of the Original Agreement, unless Borrower exercises a right to extend the Term Loan Maturity Date as provided in Section 2.7 below. In addition to any earlier payments as may be required by this Agreement or other Loan Documents, the entire outstanding balance of the Term Loan shall be due and payable in full on the Term Loan Maturity Date.

2.7.   Extension of Term Loan Maturity Date.   Borrower shall have two successive options to extend the Term Loan Maturity Date for two successive periods of 12 months each upon and subject to the following conditions:

(a)   Borrower must (i) give written notice to Lender of such election to extend the Maturity Date at least 30 days prior to the then Term Loan Maturity Date, and (ii) pay to Lender an Extension Fee prior to the then Term Loan Maturity Date.

(b)   Borrower shall make an Extension Prepayment at the time of such written notice; provided, however, that (i) the amount of the Extension Prepayment due with respect to the first extension option shall be reduced by an amount equal to the amount of any Partial Release Prices received by Lender during months 25-36 of the term of the Term Loan which was applied to the principal balance of the Term Note; and (ii) the amount of the Extension Prepayment due with respect to the second extension option shall be reduced by an amount equal to the amount of any Partial Release Prices received by Lender during months 37-48 of the term of the Term Loan which was applied to the principal balance of the Term Note.

(c)   The Loan to Value Ratio at the time the first extension option is exercised must be equal to or less than 50%; and the Loan to Value Ratio at the time the second extension option is exercised must be equal to or less than 45%.

(d)   No Material Adverse Effect shall have occurred, including without limitation, any material adverse change to the market condition or value of the Mortgaged Property.

(e)   At Lender’s option, Lender may require a current appraisal of the Mortgaged Property and, if required, Borrower will pay the Appraisal Fee therefore prior to the then Term Loan Maturity Date.

(f)    No Default or Event of Default shall then exist and be continuing.

(g)   The amount of the undisbursed proceeds of the Term Loan allocated for Interest Reserve in the Approved Budget, together with any amounts held in the Borrower’s Reserve for interest on the Term Loan, shall be adequate, in Lender’s sole discretion, to pay the interest anticipated to accrue during the remainder of the term of the Term Loan, as so extended.

2.8.   Interest Rate Reductions. Borrower shall have the right to reduce the “Stated Rate” under the Term Note from time to time subject to and upon the following conditions:

(a)   The Stated Rate shall be reduced by 0.25% for each Principal Reduction Increment together with a Qualified Loan to Value Reduction; provided, however, in no event shall (i) the Stated Rate ever be less than zero; or (ii) the Stated Rate on the Prime Rate Balance (as defined in the Term Note) ever be less than the Prime Rate minus 0.75% or (iii) the Stated Rate on any Eurodollar Balance ever be less than the applicable Eurodollar Rate (as defined in the Term Note) plus 2%.

(b)   Any decrease in Stated Rate shall take effect five Business Days after Borrower delivers an Interest Notice (as defined in the Term Note) to Lender, which Interest Notice includes a written request for such reduction unless Lender determines and notifies Borrower within such five Business Day period that the conditions for such reduction set forth in this provision have not been satisfied.

2.9.   Required Principal Payment. Borrower shall make the Required Principal Payment on or prior to the last day of the 24th month of the term of the Term Loan; provided, however that (i) the amount of the Required Principal Payment due shall be reduced by an amount equal to the amount of any Partial Release Prices received by Lender during the first 24 months of the term of the Term Loan which was applied to the principal balance of the Term Note, and (ii) if necessary, the Required Principal Payment due shall be increased so that the Loan to Value Ratio is equal to or less than 55%.

2.10.   Mandatory Prepayments – Loan Balancing.   To the extent, for whatever reason, the outstanding principal balance of the Term Note should ever exceed the Maximum Term Loan Commitment, Borrower shall immediately prepay principal on the Term Note, together with accrued but unpaid interest on such principal, in an amount equal to the excess.

2.11.   Appraisals.   Lender may obtain from time to time, at Borrower’s expense (but no more frequently than annually), current appraisals of the Mortgaged Property or other collateral for the Loans to verify that the value of the Mortgaged Property or such other collateral is no less than that originally approved by Lender. If the Loan to Value Ratio decreases as a result of any such appraisals obtained by Lender, Borrower shall have the right, at Borrower’s expense, to obtain its own appraisal prepared by another appraiser acceptable to Lender and, for purposes of the determination of the then Loan to Value Ratio, the fair market value of the Mortgaged Property shall be the average of the most current appraisal obtained by Lender and the appraisal obtained by Borrower as provided in this sentence.

ARTICLE III.
REVOLVING LINE OF CREDIT

3.1.   Agreement to Lend.   (a)   Lender agrees, subject to the terms, provisions and conditions of this Agreement, to make Advances of proceeds of the Revolving Line of Credit to Borrower prior to the RLOC Maturity Date. The aggregate amount of Advances at any one time outstanding shall not exceed the Maximum RLOC Commitment. All of such Advances shall be evidenced by the Revolver Note, under which Advances and repayments may be made subject to the terms and conditions of the Loan Documents. Subject to the terms and conditions of the Loan Documents, any portion of the principal of the Revolving Line of Credit that is repaid prior to the RLOC Maturity Date may be reborrowed prior to the RLOC Maturity Date pursuant to the terms of this Agreement. The amount of funds available under the Revolving Line of Credit at any time prior to the RLOC Maturity Date subject to the terms and conditions of this Agreement shall be determined by subtracting the amount of all outstanding Advances which have been made under the Revolving Line of Credit as of the date of determination from the Maximum RLOC Commitment. Borrower and Lender agree pursuant to Chapter 346 of the Texas Finance Code, that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to this Agreement, the Loan Documents or the Loans and this Agreement, the Loan Documents and the Loans shall not be governed by Chapter 346 or subject to its provisions in any manner whatsoever. Borrower understands and agrees that Lender IS NOT AND SHALL NEVER BE COMMITTED OR OBLIGATED IN ANY WAY TO MAKE ANY LOAN OR ANY ADVANCE UNDER THIS AGREEMENT or any related papers, and nothing contrary contained herein or in any of the Loan Documents or in any course of conduct shall obligate or be construed to obligate Lender to make, or shall entitle or be construed to entitle Borrower to receive, any Advance hereunder unless the terms and conditions set forth in this Agreement, including without limitation Section 4.1 and Section 4.2 hereof have been satisfied.

(b)   Borrower acknowledges and agrees that Lender, in its sole and absolute discretion, will make the decision as to whether any Advances under the Revolving Line of Credit shall be made hereunder and what terms, conditions, and special stipulations, in addition to the terms and provisions of the Loan Documents, will be required. Borrower has no right and hereby waives, relinquishes and releases any right that it might now or hereafter have, to demand Lender to make any Advance under the Revolving Line of Credit.

(c)   Lender may, in Lender’s discretion, disburse proceeds of the Revolving Line of Credit by journal entry to pay interest and financing costs and, if Lender should elect, disburse proceeds of the Revolving Line of Credit directly to third parties to pay (or directly to Lender as reimbursement for Lender’s payment of) costs or expenses required to be paid by Borrower pursuant to this Agreement or the other Loan Documents. Proceeds of the Revolving Line of Credit disbursed by Lender by journal entry to pay interest or financing costs, and proceeds of the Revolving Line of Credit disbursed directly to third parties to pay (or to Lender as reimbursement for Lender’s payment of) costs or expenses required to be paid by Borrower pursuant to this Agreement, shall constitute Advances to Borrower.

3.2.   The Revolver Note and Security.   Borrower shall execute and deliver to Lender the Revolver Note to evidence the Revolving Line of Credit. Advances of proceeds of the Revolving Line of Credit made under this Agreement shall be conclusively deemed and considered to have been made against the Revolver Note. Lender shall make an appropriate notation on its records reflecting each amount advanced against the Revolver Note and the date of the Advance. Such notations made by Lender in its records shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such records or any error therein shall not in any manner affect the obligation of Borrower to repay the Revolving Line of Credit in accordance with the terms of this Agreement and the other Loan Documents. Interest on the amounts of proceeds of the Revolving Line of Credit advanced hereunder shall be computed on the amount of each Advance of proceeds of the Revolving Line of Credit and from the date of each such Advance. Advances of the Revolving Line of Credit shall be guaranteed by the Guaranty and secured by the Deed of Trust and the mortgages, liens, security interests and collateral assignments created or evidenced by the other Loan Documents.

3.3.   Reason for Advances.   The Revolving Line of Credit is being made solely for the following purposes, and no other purposes: (i) to make the Term Loan Repayment concurrently with the execution of this Agreement; (ii) to pay leasing commissions, soft costs and similar pre-construction expenses relating to the Frisco Square Property which are expected to be reimbursed from construction financing or other sources; and (iii) such other purposes as may be approved by Lender in its sole and absolute discretion.

3.4.   Limitation on Advances.   In no event shall any Advance of the Revolving Line of Credit be made if such Advance, together with all prior Advances under the Revolving Line of Credit which have not been repaid, would exceed the Maximum RLOC Commitment.

3.5.   Term of Revolving Line of Credit.   The term of the Revolving Line of Credit shall be 12 months from the date of this Agreement. In addition to any earlier payments as may be required by this Agreement or other Loan Documents, the entire outstanding balance of the Revolving Line of Credit shall be due and payable in full on the RLOC Maturity Date.

3.6.   Mandatory Prepayments – Loan Balancing.   To the extent, for whatever reason, the outstanding principal balance of the Revolver Note should ever exceed the Maximum RLOC Commitment, Borrower shall immediately prepay principal on the Revolver Note, together with accrued but unpaid interest on such principal, in an amount equal to the excess.

ARTICLE IV.
ADVANCES

4.1.   Initial Conditions.   Lender’s execution of this Agreement and the other Loan Documents to which it is a party shall be conditioned upon, among other terms and conditions, the prior or simultaneous satisfaction of each of the following:

(a)   Lender shall have received from each party hereto or any other Obligor a counterpart of this Agreement and all other Loan Documents to which it is a party, signed on behalf of such party.

(b)   Unless waived by Lender, Lender shall have received a favorable written opinion (addressed to Lender and dated the effective date of this Agreement) of counsel for Borrower, Guarantors and Limited Guarantors, covering such matters relating to Borrower, Guarantors and Limited Guarantors, this Agreement or the Transactions, as Lender shall reasonably request, and in form and substance reasonably satisfactory to Lender.

(c)   Lender shall have received such documents and certificates as Lender or its counsel may reasonably request relating to the organization, existing and good standing of Obligors, the authorization of the Transactions and any other legal matters relating to Obligors, this Agreement or the Transactions, all in form and substance reasonably satisfactory to Lender and its counsel.

(d)   Lender shall have received all fees and other amounts due and payable on or prior to the effective date of this Agreement, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder.

4.2.   Conditions to Advances.   The consideration by Lender to make any Advance hereunder shall be subject to, among other terms and conditions, the prior or simultaneous satisfaction of each of the following conditions:

(a)   The Loan Documents shall be and remain valid, binding, in full force and effect and accordance with their terms.

(b)   The representations and warranties made by any Obligor or Constituent Party set forth in this Agreement or any other Loan Document to which such Person is a signatory shall be true and correct in all material respects on and as of the date of such Advance.

(c)   Borrower shall have fully completed (to the extent applicable), signed, notarized and delivered to Lender an Application for Advance.

(d)   At the time of and immediately after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing.

(e)   Lender shall have received such other information as Lender may request.

(f)  Lender shall have received all fees and other amounts due and payable on or prior to the date of such Advance, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder.

4.3.   Application for Advance is a Representation.   Each submission by Borrower to Lender of an Application for Advance shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in
Section 4.2(b) and (d) and that each of the conditions in Sections 4.1 and 4.2 shall have been satisfied.

4.4.   Advance Not A Waiver.   No Advance shall constitute a waiver of any of the conditions of Lender’s obligation to make further Advances, nor, in the event Borrower is unable to satisfy any such condition, shall any such Advance have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default.

4.5.   Borrower’s Reserve.   At any time or from time to time, Lender, in its sole discretion, shall have the right to request Borrower to deposit with Lender (the “Borrower’s Reserve”) such additional funds as Lender deems necessary or advisable to pay all or a portion of the ad valorem taxes, insurance premiums, and other impositions affecting the Mortgaged Property, the MMD Payments, and/or interest on the Loans. Borrower agrees upon 15 days written demand by Lender to deposit with Lender any such funds required by Lender to be deposited into Borrower’s Reserve; and Lender may refuse to make any additional Advances to Borrower hereunder until Borrower shall have deposited such funds with Lender. Any funds in the Borrower’s Reserve will be disbursed by Lender to Borrower pursuant to the terms and conditions hereof as if they constituted a portion of the Loans being made hereunder. After the occurrence of an Event of Default, Lender shall have the right (but not the obligation), at its sole discretion, to apply any or all of the Borrower’s Reserve in payment of such ad valorem taxes, insurance premiums, and other impositions or toward payment of the Indebtedness in such manner and order of priority as Lender, in its sole discretion, may elect. The Borrower’s Reserve shall be deposited into an interest bearing demand deposit account with Lender and all interest which accrues thereon shall be added to the Borrower’s Reserve; provided, however that Lender shall have no obligation to pay interest on such demand deposit account any greater than the standard market rate then provided by Lender on such accounts.

4.6.   Advance Not An Approval.   Lender shall have no obligation to make any Advance or part thereof after the happening of any Default or any Event of Default, but shall have the right and option so to do; provided that if Lender elects to make any such Advance, no such Advance shall be deemed to be either a waiver of the Default or Event of Default or any right or remedy available to Lender, including, without limitation, the right to demand payment of the Loans, or any part thereof, or the right to withhold any future Advance.

4.7.   Time and Place of Advances.   All Advances are to be made at the office of Lender, or at such other place as Lender may designate. Borrower shall submit an Application for Advance to Lender at least seven Business Days’ prior to the date on which the requested Advance is to be made. Except as set forth in this Agreement, all Advances are to be made by direct deposit into the Special Account.

4.8.   No Third Party Beneficiaries.   The benefits of this Agreement shall not inure to any third party, nor shall this Agreement be construed to make or render Lender liable to any materialmen, subcontractors, contractors, laborers or others for goods and materials supplied or work and labor furnished to the Mortgaged Property or for debts or claims accruing to any such persons or entities against Borrower. Lender shall not be liable for the manner in which any Advances under this Agreement may be applied by Borrower. Notwithstanding anything contained in the Loan Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Loan Documents, this Agreement shall not be construed as creating any rights, claims or causes of action against Lender, or any of its officers, directors, agents or employees, in favor of any contractor, subcontractor, supplier of labor or materials, or any of their respective creditors, or any other Person other than Borrower.

4.9   Affiliate Loans.   Borrower represents and warrants that neither Borrower nor Borrower’s General Partner have any obligations or liabilities, primarily or secondarily, absolute or contingent, direct or indirect, or otherwise with respect to the loans from First National Bank of Omaha (“FNBO”) and Citibank, formerly known as First American Bank (“Citibank”), to Frisco Square Affiliates (“Affiliate Loans”). Borrower agrees that unless Borrower has delivered to Lender on or before June 15, 2006, written confirmation from both FNBO and Citibank confirming that no defaults exist under the Affiliate Loans and that the term of each of the Affiliate Loans (has been renewed and extended, if necessary, so that it) matures no earlier than May 1, 2007, then, at Lender’s sole option, such failure shall constitute an Event of Default under this Agreement.

ARTICLE V.
WARRANTIES AND REPRESENTATIONS

Borrower hereby unconditionally warrants and represents to Lender, as of the date hereof and at all times during the term of the Agreement, as follows:

5.1.   Organization; Powers.   Each Obligor and each Constituent Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or existence; (b) has all requisite corporate, limited liability company or partnership power, as the case may be, and authority to own its properties, to lease (as lessee) the properties that it leases as lessee, to lease or sublease (as lessor) the properties it owns and/or leases and to carry on its business as now or currently proposed to be conducted; and (c) except when failure to do so could not reasonably be expected to have a Material Adverse Effect, is duly qualified as a foreign corporation, limited liability company, general partnership or limited partnership, as applicable, and is in good standing in, every jurisdiction where such qualification is necessary in order to conduct its business as now or currently proposed to be conducted. None of the Obligors or Constituent Parties is a “foreign person” within the meaning of Section 1445 of the Code. The organizational documents of each Obligor have been delivered to Lender prior to the date hereof or as of the date in which such Person became a Obligor and have not been amended, modified or supplemented in any respect, except for such amendments, modifications or supplements (i) disclosed to Lender in writing within 30 days after the complete execution thereof and which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect or (ii) were otherwise consented to in advance in writing by Lender.

5.2.   Authorization; Enforceability.   The Transactions have been (or will be when required) duly authorized by all necessary partnership, corporate and limited liability company action, as applicable, of each Obligor and Constituent Party, and each Obligor and Constituent Party has the requisite power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which such Person is a signatory on its behalf or on behalf of Borrower, as applicable. This Agreement and the other Loan Documents have been duly executed and delivered by each Obligor and Constituent Party which is a party thereto and constitutes the legal, valid and binding obligation of each such Person which is a party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.3.   Governmental Approvals; No Conflicts.   The Transactions (a) will not require an Obligor or Constituent Party to obtain any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been (or will be when required) obtained or made and each of which are in full force and effect; (b) will not violate any Governmental Requirement, or the provisions of any charter, operating agreement, bylaws, partnership agreements or other organizational documents of any Obligor or Constituent Party; (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Obligor or Constituent Party, or any of their assets; and (d) will not result in the creation or imposition of any Lien on any asset of any Obligor or Constituent Party except for the Liens of the Deed of Trust.

5.4.   Mortgaged Property Matters.

(a)   To Borrower’s knowledge, no portion of the Mortgaged Property, is dependent for its access, operation or utility on any land, building or other improvement not included in the Mortgaged Property, other than for access provided pursuant to a recorded easement or other right of way establishing the right of such access.

(b)   Borrower has not received any notice and has no knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any portion of the Mortgaged Property, or of any sale or other disposition of any portion of the Mortgaged Property in lieu of condemnation.

(c)   No portion of the Mortgaged Property is located in a special flood hazard area as designated by any federal Governmental Authorities or any area identified by the insurance industry or other experts acceptable to Lender as an area that is a high probable earthquake or seismic area.

(d)   The Mortgaged Property has adequate rights of access to public streets and roads and to all water, sanitary sewer and storm drainage facilities necessary for the intended use thereof. No violation of any Governmental Requirement exists with respect to the Mortgaged Property, the anticipated use thereof complies with all Governmental Requirements and all Governmental Requirements as of the date hereof have been satisfied.

5.5.   Litigation Matters.   Except as previously disclosed to Lender in writing, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority (i) pending against or affecting Borrower, Borrower’s General Partner or the Mortgaged Property or, to the knowledge of Borrower, threatened against Borrower, Borrower’s General Partner or the Mortgaged Property, or (ii) to the knowledge of Borrower, pending or threatened against any Guarantor or any Frisco Square Affiliate or any of the Frisco Square Property owned by a Frisco Square Affiliate.

5.6.   Compliance With Laws and Agreements.   Each Obligor is in compliance with all Governmental Requirements applicable to it or its property and all indentures, agreements and other instruments binding upon it or its assets, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Obligor is in default in the payment of any Debt or under the terms or provisions of any agreement or instrument relating to any Debt. No Default or Event of Default has occurred and is continuing.

5.7.   Investment and Holding Company Status.   None of the Obligors nor any Constituent Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

5.8.   Taxes.   Each Obligor has timely filed or caused to be filed all tax returns and reports required to have been filed by such Person and all taxes, charges and other impositions due and payable by such Person in accordance with such tax returns have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, except where contested in good faith by appropriate proceedings and for which any Obligor, as applicable, has set aside on its books adequate reserves to cover such items.

5.9.   ERISA.   As of the date of this Agreement, no Obligor maintains any employee benefit plans that require compliance with ERISA. If at any time any Obligor shall institute any employee benefits plans, such Obligor shall at all times comply with the requirements of ERISA.

5.10.   Disclosure.   Borrower is not subject to any agreement, instrument or corporate or other restrictions, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Borrower is not aware of any feet could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other written information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of facts or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made.

5.11.   Margin Regulations.   Borrower is not engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or made available by Borrower in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock, or otherwise used or made available for any other purpose which might violate the provisions of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of said Board of Governors or any regulations substituted therefor, as are from time to time in effect, are used in this Section with such meanings, and these representations and warranties shall be immediately effective.

5.12.   Environmental Representations.   Except as disclosed in writing to Lender before execution and delivery of this Agreement, (i) each Obligor has obtained and maintained in effect all Environmental Permits (if any) with respect to the Mortgaged Property, (ii) each Obligor (and its properties, business and operations) has been and is in compliance with all applicable Environmental Laws and all Environmental Permits (if any) with respect to the Mortgaged Property, (in) no Obligor (or any of its properties, business and operations) is subject to any (A) Environmental Claims (if any) with respect to the Mortgaged Property or (B) Environmental Liabilities (if any) with respect to the Mortgaged Property, in either case direct or contingent, and arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof, and (iv) no Obligor has received any notice of any violation or alleged violation of any Environmental Law or Environmental Permit or any Environmental Claim in connection with the Mortgaged Property. The liability (including any Environmental Liability and any other damage to persons or property), if any, of each Obligor with respect to its properties, business and operations which is reasonably expected to arise in connection with Environmental Laws currently in effect and other Environmental Matters presently known by such Obligor will not have a Material Adverse Effect. No Obligor knows of any event or condition with respect to Environmental Matters with respect to any of its properties that could reasonably be expected to result in a Material Adverse Effect.

5.13.   Solvency.   Obligors are now solvent. Each Obligor’s liabilities and obligations under the Loan Documents to which it is a party do not and will not render such Obligor insolvent, cause such Obligor’s liabilities to exceed such Obligor’s assets or leave such Obligor with too little capital to property conduct all of its business as now conducted or contemplated to be conducted.

5.14.   Business Loans.   The Loans shall be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code.

5.15.   No Mechanics’ Lien Inception.   No land clearing, site preparation or construction has commenced on any of the Mortgaged Property, nor has any material been delivered to any of the Mortgaged Property, nor has Borrower made any verbal or written contract or arrangement of any kind, the occurrence, performance or recordation of which would give rise to a lien on such Mortgaged Property having priority equal to or greater than the Liens of the Deed of Trust

5.16.   Disclaimer of Permanent Financing.   Borrower acknowledges that Lender has not made any commitments, either express or implied, to extend the term of the Term Loan (except as otherwise expressly set forth herein) past the Term Loan Maturity Date, or to extend the term of the Revolving Line of Credit past the RLOC Maturity Date, or to provide Borrower with any permanent financing or to extend the time for any prepayment obligation.

5.17.   Interstate Land Sales Act.   Borrower’s development of the Mortgaged Property and the sale or lease of the Mortgaged Property by Borrower are exempt from the registration and any requirements of the Interstate Land Sales Full Disclosure Act and the regulations promulgated thereunder.

5.18.   Not a Broker Or Dealer.   No Obligor is a “broker” or a “dealer” within the meaning of the Securities Exchange Act of 1934, as amended from time to time, and any rules or regulations promulgated thereunder.

5.19.   Good Title.   Each Obligor has good title to all property and assets purported to be owned by it, including those assets identified on the financial statements most recently delivered by Borrower or such other Obligor to Lender.

5.20.   Frisco Square Development Agreement.   To the best of Borrower’s knowledge, no default by Borrower exists under the Frisco Square Development Agreement and all necessary approvals and consents by the City and the MMD have been obtained to the assignment of the rights of “Five Star” thereunder to Borrower.

5.21.   Survival of Representations and Warranties.   All representations and warranties made herein by or on behalf of Obligors shall survive the delivery of the Notes, the making of the Loans and any investigation at any time made by or on behalf of Lender shall not diminish its rights to rely thereon.

ARTICLE VI.
AFFIRMATIVE COVENANTS OF BORROWER

Borrower hereby unconditionally covenants and agrees with Lender, until the Loans shall have been paid in full and the Lien of the Deed of Trust shall have been released, as follows:

6.1.   Payment of Fees,   Borrower shall pay to Lender: (i) any Appraisal Fee within five days after demand therefor by Lender; (ii) the Document Preparation Fee concurrently with the execution and delivery of this Agreement; (iii) a Term Loan Commitment Fee annually during the initial 36 month term of the Term Loan on or before the first and second anniversary of the date of the execution of the Original Agreement; and (iv) the RLOC Origination Fee concurrently with the execution and delivery of this Agreement. Borrower and Lender acknowledge that the Term Loan Origination Fee was paid concurrently with the execution and delivery of the Original Agreement.

6.2.   Notices of Material Events.   Borrower will, promptly after learning thereof, furnish to Lender prompt written notice of the following: (i) the occurrence of any Default or Event of Default; (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; (iii) of the filing of any mortgage or Lien or other security device whatsoever against the Mortgaged Property; or (iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect. Borrower shall promptly, and in any event within ten days after learning thereof, deliver written notice to Lender if any representation or warranty set forth in Section 5.5 is no longer true or correct.

6.3.   Existence.   Borrower will (and will cause each Obligor to) preserve and maintain its corporate, limited liability company or partnership existence, as the case may be.

6.4.   Payment of Obligations.   Borrower will pay its obligations, including liabilities for taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, or (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with Good Accounting Practice, or (c) the aggregate unpaid amount of such unpaid obligations is less than or equal to $10,000.00. Upon Lender’s request, Borrower shall furnish receipts evidencing proof of such payments.

6.5.   Books and Records: Inspection Rights.   Borrower will (and will cause each Obligor to) keep proper books of record and account in which full, true and correct entries are made of all transactions in relation to its business, activities and assets as required by Good Accounting Practice. Borrower will (and will cause each Obligor to) permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its properties, to examine (on a confidential basis) its books and records, and to discuss its affairs, finances and condition with its officers, members, partners or directors and independent accountants, all at such reasonable times and as often as reasonably requested; provided however, that with respect to discussions with a Obligor’s independent accountants, such Obligor shall be given the opportunity to have a representative present during such discussions, and provided further, that no Obligor shall be required to disclose to Lender or any agents or representatives thereof any information which is the subject of attorney-client privilege or attorney’s work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information.

6.6.   Compliance With Laws.   Borrower will (and will cause each Obligor to) comply with all Governmental Requirements applicable to it or its property and all restrictive covenants applicable to the Mortgaged Property.

6.7.   Further Assurances.   At any time upon the request of Lender, Borrower will, promptly and at its expense, execute, acknowledge and deliver such further documents and to perform such other acts and things as Lender may reasonably request to evidence the Loans made hereunder and interest thereon in accordance with the terms of this Agreement.

6.8.   Advances.   Borrower will receive the Advances and will hold such funds or an equivalent amount of such funds in trust (but which need not be maintained in a separate account) for the purpose of paying the items covered by the Application for Advance. Borrower shall promptly apply any Advances it receives pursuant to this Agreement or any of the other Loan Documents toward the payment of the items covered by the Application for Advance pursuant to which such Advance was made, and for no other purpose without the prior written consent of Lender.

6.9.   Reporting Requirements.   Borrower agrees to deliver to Lender, during the term of the Loans and until the Loans have been fully paid and satisfied, the following statements and reports:

(a)   As soon as available and in any event within 90 days after the end of each fiscal year of Borrower, annual audited financial statements and all notes thereto, including a balance sheet and statements of income, retained earnings and cash flows for such fiscal year and the immediately preceding fiscal year in comparative form, all prepared in conformity with Good Accounting Practice applied on a basis consistent with that of the preceding fiscal year, and without expressing any doubt as to such Borrower’s ability to continue as a going concern, and accompanied by a report and opinion of independent certified public accountants reasonably satisfactory to Lender stating that such accountants have conducted audits of such financial statements in accordance with generally accepted auditing standards and that, in their opinion, such financial statements present fairly, in all material respects, Borrower’s financial cash flow for the period they cover in conformity with Good Accounting Practice.

(b)   As soon as available and in any event within 90 days after the end of each calendar year, annual financial statements for each of the Guarantors, including statements of assets and liabilities and cash flow.

(c)   As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Borrower, Borrower’s unaudited financial statements, including Borrower’s balance sheet as at the close of such quarter, Borrower’s income statement and a statement of Borrower’s cash flow for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, each setting forth in comparative form the corresponding figures for the same quarter of the preceding fiscal year and prepared in accordance with Good Accounting Practice applied on a basis consistent with that of the preceding fiscal year, and certified by an appropriate officer of Borrower.

(d)   Promptly upon receipt thereof, copies of all management letters and other substantive reports submitted to any Obligor by any independent certified accountant in connection with any annual audit of such Obligor.

(e)   Within ten days of such returns being filed with the Internal Revenue Service or applicable state authority, copies of Borrower’s and Guarantor’s state and federal tax returns.

(f)   Within ten days of such documents being filed with the Internal Revenue Service or applicable state authority, copies of extension requests or similar documents with respect to Borrower’s or Guarantor’s federal or state income tax filings.

(g)   Within 15 days after the end of each calendar quarter, certificates of compliance executed by an authorized agent of Borrower and certifying to Lender that each and every representation and warranty in this Agreement and the other Loan Documents continues to be accurate in all material respects as of the date of such certificates and that all covenants contained in this Agreement or in any other Loan Document have been fully and completely complied with by Borrower to the date of such monthly certificates.

(h)   Within 15 days after the end of each calendar month marketing reports detailing all marketing efforts with respect to the Mortgaged Property by and on behalf of Borrower and Borrower’s Affiliates during the preceding month and the interest level and activity for potential land sales or tenant leases of any of the Mortgaged Property.

(i)   Within 15 days after the end of each calendar quarter, (i) sales reports detailing all sales activities with respect to the Frisco Square Property by and on behalf of Borrower and Borrower’s Affiliates during such quarter; and (ii) reports detailing any pending or threatened litigation against Borrower, any other Obligor or a Frisco Square Affiliate or against the Mortgaged Property or any of the other Frisco Square Property owned by a Frisco Square Affiliate and any event of default or event which, with the giving of notice or passage of time, could become an event of default, by Borrower or any Frisco Square Affiliate under any Debt of Borrower or such Frisco Square Affiliate.

(j)   Prior to or at the execution of this Agreement and within 15 days after the end of each calendar quarter, a current Contingent Liability Summary executed and certified to be true and complete by each Guarantor.

(k)   Promptly after request from Lender, such other information relating to the financial condition and affairs of Obligors or the Mortgaged Property as Lender may from time to time reasonably request or as may be required from time to time by any Loan Document.

6.10.   Insurance.   Borrower will maintain all-risk builder’s risk insurance covering any improvements under construction on the Mortgaged Property, all-risk insurance covering any such completed improvements, owner’s and contractor’s liability insurance, workers’

compensation insurance and such other insurance on such property and against such risks as Lender may reasonably require, in each case with such insurers and in such amounts as Lender may reasonably require. Borrower will furnish Lender with satisfactory evidence thereof promptly upon request. Lender shall be named as loss payee and a beneficiary of such insurance and shall be provided with copies of the policies of insurance and a certificate of the insurer that the insurance required by this Section may not be canceled, reduced or affected in any manner without 30 days’ prior written notice to Lender. Wherever applicable, such insurance shall name Lender as loss payee and/or mortgagee insured. At least 30 days prior to the expiration of any policy of insurance, Borrower shall furnish Lender with evidence satisfactory to Lender of the payment of the premium for, and the reissuance of a policy continuing, such insurance as required by this Section 6.10.

6.11.   Liquidity Requirement.   Borrower and Guarantors collectively shall maintain a minimum liquidity of at least $5,000,000.00 (the “Reserve Requirement”) as hereinafter provided. Borrower and Guarantors collectively shall be and remain the owner(s) at all times of Liquid Assets (defined below) having a value (as such value is determined by Lender) at least equal to the Reserve Requirement, and (b) Borrower and Guarantors shall not create, place or permit to be created or placed, or allow to remain, any Lien upon that portion of their Liquid Assets which equals the Reserve Requirement. For purposes of this provision, (i) the term “Liquid Assets” shall mean unrestricted cash, unrestricted marketable securities, non margined publicly traded securities, FDIC insured certificates of deposit, and United States government securities; provided, however, for purposes of determining the Reserve Requirement no more than $2,000,000.00 of securities in Ascendant Solutions, Inc. in the aggregate may be included in Liquid Assets. Borrower shall deliver to Lender such schedules, certificates, reports and other information respecting all or any of Borrower’s Liquid Assets as Lender may request from time to time. Any such schedule, certificate, report or other document shall be certified to be true and complete by Borrower and shall be in such form and detail as Lender may specify and shall be accompanied (if Lender so requests) by evidence of the ownership of the Liquid Asset, evidence that the Liquid Asset is unencumbered and evidence of the Liquid Asset’s current value. Borrower shall permit Lender and its designees from time to time to make such inspections and audits, and to obtain such confirmations or other information, with respect to any of the Liquid Assets as Lender deems necessary or desirable and shall reimburse Lender on demand for all costs and expenses incurred by Lender in connection with such inspections and audits; provided, however, that Borrower shall only be obligated to reimburse such costs and expenses to Lender if (i) Lender had reasonable cause to make such inspection or audit; or (ii) such inspection or audit follows an Event of Default which has not been fully cured to Lender’s satisfaction prior to the initiation of such inspection or audit; or (iii) if such inspection or audit reveals a breach of the Reserve Requirement.

6.12.   Estoppel Certificates.   Borrower will deliver to Lender, promptly after request therefor, estoppel certificates or written statements, duly acknowledged, stating the amount that has then been advanced to Borrower under this Agreement, the amount due on the Notes, and whether any offsets or defenses exist against the Notes or any of the other Loan Documents.

6.13.   Brokers.   BORROWER WILL INDEMNIFY LENDER FROM CLAIMS OF BROKERS ARISING BY REASON OF THE EXECUTION HEREOF OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.

6.14.   Bonding Off Liens.   Borrower shall bond off under the provisions of all Governmental Requirements any lien or claim of lien filed for record within ten days of the date of filing of said lien or claim to the satisfaction of Lender.

ARTICLE VII.
NEGATIVE COVENANTS

Borrower hereby unconditionally covenants and agrees with Lender, until the Loans shall have been paid in full and the lien of the Deed of Trust shall have been released, as follows:

7.1.   Fundamental Changes.

(a)   Obligors will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve.

(b)   Borrower will not, and will not permit any Obligor to, make any changes in its organizational structure or status, or amend, alter, modify, rescind, terminate, supplement or waive any of their respective rights under, or fail to comply with the terms and provisions of its operating agreement, limited partnership agreement, articles of incorporation, bylaws or other equivalent documents, as the case may be, other than for changes or amendments applicable to a Guarantor or a Constituent Party which could not be reasonably expected to result in a Material Adverse Effect or to which Lender have consented.

7.2.   Investments, Loans, Advances, Guarantees and Acquisitions.   Borrower will not purchase, hold or acquire (including pursuant to any merger with any Person) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person. Notwithstanding the foregoing, Borrower may own limited partnership or other passive investment interests in Frisco Square Affiliates and the foregoing shall not restrict such Frisco Square Affiliates from incurring Debt so long as Borrower has no liability, whether primary or secondary, absolute or contingent or direct or indirect, with respect to such Debt.

7.3.   Hedging Agreements.   Borrower will not enter into any hedging agreement, other than hedging agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower is exposed in the conduct of its business or the management of its liabilities.

7.4.   Transaction With Affiliates.   No Obligor shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower, on terms that are materially less favorable to Borrower or any Obligor, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are equally qualified to provide the same service and are not an Affiliate.

7.5.   ERISA Plan Assets.   Borrower shall not have any of its assets become subject to Title I of ERISA because they constitute “plan assets” within the meaning of the DOL Regulation Section 2510.3-101 and by reason of an investment in Borrower.

7.6.   Restricted Payments.   Borrower shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities (whether as a return of capital or as a loan repayment) to any partner, member or other equity holder.

7.7.   Debt.   (a)   Borrower will not create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Debt (other than the Indebtedness and the MMD Payments), whether direct, indirect, absolute, contingent or otherwise. The foregoing shall not restrict any Frisco Square Affiliates from incurring Debt so long as Borrower has no liability, whether primary or secondary, absolute or contingent or direct or indirect, with respect to such Debt.

(b)   Guarantors will not create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly or become or remain liable with respect to any Debt (other than under the MMD Guaranty), if such Debt would cause the “Total Net Contingent Liabilities” of Guarantors, as determined in accordance with the formula set forth in the Contingent Liability Summary to exceed $25,000,000.00.

7.8.   Frisco Square Development Agreement.   Borrower will comply with all of the terms and conditions of the Frisco Square Development Agreement and the MMD Guaranty and fully pay and perform all of Borrower’s obligations thereunder. Borrower will not amend, alter or terminate the Frisco Square Development Agreement or MMD Guaranty, or assign any of its rights or obligations thereunder, unless in each case the same shall have been approved in advance in writing by Lender.

7.9.   Frisco MMD Board.   Borrower shall exercise reasonable efforts to attempt to maintain at all times two of its designees as members on the board of the Frisco MMD. Borrower represents that James C. Leslie and Joseph Cole McDowell Jr. are currently the members designated by Borrower. Borrower shall give Lender written notice prior to (or if advance notice is not possible, within two business days after) either of Borrower’s designated members ceases to be a member of the Frisco MMD governing board, whether due to an expiration of such member’s term, resignation or otherwise. Borrower shall obtain Lender’s prior written approval of any Person Borrower desires to designate to be on the board of the Frisco MMD.

7.10.   Application of Advances.   Borrower shall not, without the prior written consent of Lender, apply or permit application of any Advances for any purposes other than those set forth in the applicable Application for Advance.

ARTICLE VIII.
EVENTS OF DEFAULT

8.1.   Events of Default.   Each of the following shall constitute an “Event of Default” hereunder:

(a)   Any Obligor shall fail, refuse, or neglect to pay, in full, any installment or portion of the Indebtedness within five days after the same shall become due and payable, whether at the due date thereof stipulated in the Loan Documents, upon acceleration or otherwise.

(b)   Any Obligor or Constituent Party shall fail, refuse or neglect, or cause others to fail, refuse or neglect to comply with, perform and discharge any of the its covenants, conditions or agreements contained in this Agreement or any other Loan Document other than a failure, breach or default referred to specifically in this Section 8.1 and the Default caused by such failure, refusal or neglect to comply is not cured within 30 days after Lender gives written notice thereof to Borrower; provided, however, if the Default caused by such failure, refusal or neglect to comply is not reasonably susceptible of cure within such 30 day period, no Event of Default shall be deemed to have occurred if Borrower commences such cure within such 30 day period and thereafter diligently and continuously prosecutes such cure to completion within no later than 60 days after such notice from Lender.

(c)   Any representation, warranty or statement made by or on behalf of any Obligor or any Constituent Party in this Agreement or any other Loan Document to which such Person is a signatory or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate or financial statement required to be furnished pursuant to this Agreement, is determined by Lender to be false or misleading in any material respect as of the date hereof or thereof or shall become so at any time prior to the repayment in full of the Indebtedness.

(d)   The occurrence of any one or more “Guarantor Adverse Acts” as defined in the Limited Guaranty or other default under the Limited Guaranty after the expiration of any applicable notice or cure period if such Guarantor Adverse Act(s) or default would have a Material Adverse Effect on the Mortgaged Property or Borrower’s ability to repay (or the Lender’s ability to collect) the Indebtedness.

(e)   The Deed of Trust or any of the other Loan Documents shall not, in the reasonable opinion of counsel for Lender, constitute a perfected first and prior lien on and security interest in any part of the Mortgaged Property securing payment of the Indebtedness.

(f)   Any Governmental Authority shall commence proceedings to condemn all or any material part of the Mortgaged Property and such proceedings shall not be dismissed or terminated within 30 days.

(g)   Any Person shall commence any action, suit or proceeding against or affecting any of the Obligors or the Mortgaged Property, or involving the validity or enforceability of the Loan Documents or the priority of the liens created thereby, at law or in equity, or before any Governmental Authority, which in the reasonable judgment of Lender, impairs or would impair its interest in a substantial portion of the Mortgaged Property, the enforceability of the Loan Documents or Lender’s ability to collect the Indebtedness when due.

(h)   Any Obligor shall be prevented or relieved by any Governmental Authority from performing or observing any material term, covenant or condition of any of the Loan Documents.

(i)   Any Obligor shall: (i) voluntarily suspend transaction of business, (ii) become insolvent or unable to pay its or his debts as they mature, (iii) file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors, (iv) make an assignment for the benefit of creditors, (v) apply for or consent to the appointment of any receiver or trustee for any such Person or of all or any substantial portion of the property of any such Person, or (vi) make an assignment to an agent authorized to liquidate any substantial part of its or his assets.

(j)   In respect of any Obligor: (i) an involuntary petition shall be filed with any court or other authority seeking reorganization or a creditors’ arrangement of any such Person or the adjudication of any such Person as bankrupt or insolvent, (ii) an order of any court or other authority shall be entered appointing any receiver or trustee for any such Person or for all or any substantial portion of the property of any such Person, or (iii) a writ or warrant of attachment or any similar petition shall be issued by any court or other authority against all or any substantial portion of the property of any such Person, and such petition seeking reorganization, a creditors’ arrangement or adjudication or such order appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not vacated, released or bonded within 60 days after its entry or levy.

(k)   A Default or Event of Default shall occur under the terms of the Guaranty or any of the other Loan Documents which is not cured within any grace, notice or cure period provided therein or in this Agreement.

(l)   Any final judgment for the payment of money shall be rendered against Borrower or any of the other Obligors and the same shall remain unstayed or undischarged for a period of 30 days.

(m)   Except as specifically provided for in the Loan Documents, if any Obligor does any of the following without Lender’s prior written consent: (i) convey, transfer, lease or encumber any of the Mortgaged Property or the right to receive any rents, profits, proceeds or any insurance thereof; (ii) liquidate, terminate, consolidate, merge or dissolve; (iv) convey, transfer, assign or pledge or permit a conveyance, transfer, assignment or pledge of, an interest in any Obligor or any Constituent Party of any Obligor in a single transaction or a series of transactions; (v) allow a Change in Control to occur, (vi) incur any Debt (excluding the Indebtedness) except as permitted in Section 7.7 hereof, or (vii) create or suffer to be created any Lien, encumbrance, easement, use or charge affecting any of the Mortgaged Property.

(n)   Any Obligor shall conceal, remove, or permit to be concealed or removed, any part of any Obligor’s property, with intent to hinder, delay or defraud any of Obligor’s creditors, or make or suffer a transfer of any of Borrower’s property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall make any transfer of Obligor’s property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall suffer or permit, while insolvent, any creditor to obtain a lien upon any of Obligor’s property through legal proceedings or distraint which is not vacated within 30 days from the date thereof.

(o)   If any Frisco Square Affiliate should default on any Debt after giving effect to any required notice and period of grace with respect thereto that is not cured within six months after the occurrence of such default; or if Borrower or Borrower’s General Partner should default on any other Debt (other than the Indebtedness) after giving effect to any required notice and period of grace with respect thereto.

(p)   Lender’s notice to Borrower that Lender has discovered information that gives Lender, in Lender’s sole discretion, cause to believe that a Material Adverse Effect has occurred.

(q)   Any Obligor fails to pay when due any amount which he or it is liable to pay to the PBGC or its successor or to any pension plan (“Plan”), or notice of intent to terminate any Plan is filed under ERISA, or PBGC commences proceedings under ERISA to terminate any Plan or to cause a trustee to be appointed to administer any Plan, or a proceeding is commenced by any fiduciary of any Plan to enforce Section 515 or Section 4219(c)(5) of ERISA, or PBGC becomes entitled to obtain a decree adjudicating that any Plan must be terminated.

(r)   Any individual Guarantor dies and his or her estate or a substantial part of such estate is distributed by the executor or administrator thereof to his or her heirs or in accordance with such Guarantor’s will prior to (i) all the distributees of such estate or part thereof (by an instrument approved in form and substance by Lender) either (A) jointly and severally assuming all of such deceased Guarantor’s obligations under the Loan Documents, or (B) effectively pledging, mortgaging or otherwise creating a first lien (but without any personal liability on such distributees’ part) on a portion of the assets of such estate previously approved by Lender and valued by a qualified appraiser approved by Lender at not less than the amount of the Indebtedness then outstanding as additional security for the Indebtedness or (ii) a substitute Guarantor satisfactory to Lender, in its sole discretion, executes a Guaranty in form acceptable to Lender within 60 days after such death, or any individual Obligor becomes legally incompetent, unless a substitute Guarantor satisfactory to Lender, in its sole discretion, executes a Guaranty in form acceptable to Lender within 60 days after such death.

8.2.   Remedies.   Upon the occurrence of any Event of Default, and at any time thereafter, Lender shall have the right, at its option, (1) to cease making Advances, (2) to declare the unpaid balance of the Indebtedness evidenced by the Notes to be immediately due and payable without further notice (including notice of intent to accelerate and notice of acceleration), protest or demand or presentment for payment, all of which are hereby expressly waived by Borrower, and (3) to enforce or avail itself of any and all powers, rights and remedies available at law or provided in this Agreement, the Notes, the other Loan Documents or any other document executed pursuant hereto or in connection herewith.

8.3.   Late Charge.   If any payment required under the Notes, this Agreement or the other Loan Documents is not paid within ten days after the date due, Lender may, at its option, assess a late charge for the purpose of defraying the expense incident to handling such delinquent payment in an amount equal to the lesser of (i) an amount which, when added to all other amounts hereunder which are interest or are deemed to be interest under applicable state or federal law, does not exceed the Maximum Lawful Rate or (ii) 5% of the amount of any such delinquent payment so overdue. Such late charge represents the reasonable estimate of Lender and Borrower of a fair average compensation for the loss that may be sustained by Lender due to the failure of Borrower to make timely payments. Such late charge shall be paid without prejudice to the right of Lender (i) to collect any other amounts provided to be paid or (ii) to declare a default hereunder or under the other Loan Documents.

ARTICLE IX.
PARTIAL RELEASES

9.1.   Conditions of Partial Releases.   So long as no Default or Event of Default has occurred and is continuing, Borrower will have the option from time to time to require Lender to execute a partial release of the lien of the Deed of Trust as to a Release Parcel designated by Borrower upon and subject to the terms and conditions hereinafter set forth. Borrower may exercise such option by delivering to Lender a Partial Release Notice not less than ten (10) days prior to the date Borrower desires such Release Parcel to be released. In each case Lender’s obligation to release any Release Parcel pursuant to this provision will be subject to Borrower’s satisfaction of each of the following conditions:

(a)   If the Release Parcel is being released for construction, Borrower will provide to Lender such evidence as Lender shall require that Borrower has obtained construction financing or other source of funds adequate to pay for the construction contemplated.

(b)   If the Release Parcel is to be released for a sale, Borrower must be selling the Release Parcel contemporaneously with the release to a third party purchaser pursuant to an arms length sale for a cash purchase price and such other consideration as Borrower shall have disclosed to Lender. Borrower shall deliver a true, complete and correct copy of the contract for sale and any and all amendments thereto.

(c)   As a condition to the release of a Release Parcel, Borrower shall pay to Lender the Partial Release Price for such Release Parcel on or prior to the date such Release Parcel is to be released from the Deed of Trust.  The Partial Release Price for each Release Parcel shall be determined by Lender using the allocations of Initial Appraised Value set forth in Exhibit B attached hereto. If Borrower designates a Release Parcel to be released from the lien of the Deed of Trust which does not clearly correspond to one of the nine parcels of the Mortgaged Property which is separately identified in the Initial Appraisal and listed in Exhibit B can “Appraisal Parcel”) then Lender will determine the Initial Appraised Value of such Release Parcel by multiplying the applicable Initial Appraised Value per square foot times the number of square feet in such Release Parcel contained within an applicable Appraisal Parcel(s). Any such determination of the Initial Appraised Value of a particular Release Parcel by Lender will, absent manifest error, be conclusive and binding upon Borrower for purposes of these partial release provisions.

(d)   The Partial Release Price shall be in addition to any other payments against the Loans required or made prior to the release of a Release Parcel for construction. In addition to the Partial Release Price, Borrower shall, on or before the effective date of the partial release, pay all costs and expenses incurred by Lender in connection with such partial release, including, without limitation, attorneys’ fees, recording fees and any title policy endorsement fees.

(e)   The Release Parcel must be a portion of the Land which can be sold under applicable Governmental Requirements separate and apart from the remainder of the Mortgaged Property. Also, Borrower or its predecessors in interest must have executed and recorded such reciprocal easements and restrictions relating to the Release Parcel and the remainder of the Mortgaged Property as are necessary or reasonably required in the judgment of Lender to preserve the utility and value of the remainder of the Mortgaged Property after the release of the Release Parcel.

(f)   If the Release Parcel does not consist of the entirety of one or more of the Appraised Parcels, Lender must be satisfied that the value of the remainder of the applicable Appraised Parcel(s) will not be significantly less than the Initial Appraised Value of the Appraised Parcels of which the Release Parcel is a part and the remainder of the Mortgaged Property considered together as a whole, by reason of the size, location or configuration of such Release Parcel in relation to the remainder of the applicable Appraisal Parcels and/or the Mortgaged Property.

(g)   Borrower shall deliver to Lender a survey of the Release Parcel and a survey of the remainder of the Applicable Parcel(s) of which such Release Parcel is a part.

(h)   Lender must be satisfied that the proposed development of the Release Parcel will not adversely affect future development of the remainder of the Mortgaged Property.

(i)   It is also understood that all of the foregoing conditions are for the benefit of Lender only, and any delivery by Lender of any partial release will not be construed as confirmation or an admission by Lender that all such conditions have been satisfied. Further, Lender may waive any such condition as to any requested partial release without waiving the same condition as to other requested partial releases. In no event will Lender be liable for any determination it may make in good faith as to whether any of the foregoing conditions have been satisfied, and in connection with any such determination, Borrower must provide to Lender any reasonably requested information or documentation which may be relevant.

(j)   In any event, all claims, demands, liabilities, losses, damages, judgments, penalties, costs and expenses incurred by Lender because of any determination made or action taken pursuant to these partial release provisions will be covered by the indemnification set forth in Section 10.3 of this Agreement. Further, for purposes of such indemnification, any action taken by Lender will be deemed to have been made at the request of Borrower if made pursuant to any request of Borrower’s counsel or of any officer of Borrower (or with their knowledge, and without their objection) in connection with the execution of any partial release delivered pursuant to these provisions or any closing of any applicable sale or construction financing.

9.2.   Application of Partial Release Price.   Lender shall apply the Partial Release Price first to any amounts owed by Borrower under Section 9.1(d) above; then Lender shall apply 90% of the balance of such Partial Release Price to the outstanding principal balance of the Term Note and the remaining 10% of the balance of the Partial Release Price shall, at Lender’s sole discretion, either be applied by Lender to the outstanding principal balance of the Term Note, deposited by Lender into the Borrower’s Reserve to be utilized for interest on the Term Loan or applied by Lender to the outstanding principal balance of the Revolver Note or deposited by Lender into the Borrower’s Reserve to be utilized for interest on the Revolver Note.

ARTICLE X.
MISCELLANEOUS

10.1.   No Obligation by Lender to Construct.   Lender has no liability or obligation whatsoever or howsoever in connection with the Mortgaged Property or the development, construction or completion thereof or work performed thereon, and has no obligation except to disburse the proceeds of the Loans as herein agreed, Lender is not obligated to inspect the work in progress nor is Lender liable, and under no circumstances whatsoever shall Lender be or become liable, for the performance or default of any contractor or subcontractor, or, for any failure to construct, complete, protect or insure the Mortgaged Property, or any part thereof, or for the payment of any cost or expense incurred in connection therewith, or for the performance or nonperformance of any obligation of any Obligor to Lender nor to any other Person without limitation. Nothing, including without limitation any disbursement of the proceeds of the Loans or the Borrower’s Reserve nor acceptance of any document or instrument, shall be construed as such a representation or warranty, express or implied, on Lender’s part.

10.2.   No Obligation by Lender to Operate.   Any term or condition of any of the Loan Documents to the contrary, notwithstanding, Lender shall not have, and by its execution and acceptance of this Agreement hereby expressly disclaims, any obligation or responsibility for the management, conduct or operation of the business and affairs of any Obligor. Any term or condition of the Loan Documents which permits Lender to disburse funds, whether from the proceeds of the Loans, the Borrower’s Reserve or otherwise, or to take or refrain from taking any action with respect to any Obligor, the Mortgaged Property or any other collateral for repayment of the Loans, shall be deemed to be solely to permit Lender to audit and review the management, operation and conduct of the business and affairs of such Obligors, and to maintain and preserve the security given by Borrower to Lender for the Loans, and may not be relied upon by any other Person. Further, Lender shall not have, has not assumed and by its execution and acceptance of this Agreement hereby expressly disclaims any liability or responsibility for the payment or performance of any indebtedness or obligation of any Obligor and no term or condition of the Loan Documents, shall be construed otherwise. Borrower hereby expressly acknowledges that no term or condition of the Loan Documents shall be construed so as to deem the relationship between Obligors and Lender to be other than that of borrower, guarantors and lender, and Borrower shall at all times represent that the relationship between Obligors and Lender is solely that of borrower, guarantors and lender.

10.3.   Expenses.

(a)   Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Lender, in connection with the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) all reasonable out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b)   Borrower shall indemnify each Indemnified Party against, and hold each Indemnified Party harmless from, any and all Environmental Claims and any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnified Party, incurred by or asserted against any Indemnified Party arising out of, in connection with, or as a result of (i) the matters referenced in subsection (a) of this Section or the performance by the parties hereto of their respective obligations hereunder; (ii) the Loan Documents, the Loans or the use of the proceeds of the Loans; or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Party is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of, or violation of applicable law by, such Indemnified Party. THE FOREGOING INDEMNITY INDEMNIFIES EACH INDEMNIFIED PARTY FROM ITS OWN NEGLIGENCE.

(c)   To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, either Loan or the use of the proceeds of the Loans.

(d)   All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

10.4.   Waivers; Amendments.   No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have at law or in equity. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in a writing executed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Lender.

10.5.   Counterparts; Effectiveness; Joint and Several.   This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each Person constituting Borrower shall be bound jointly and severally with one another to make, keep, observe and perform the representations, warranties, covenants, agreements, obligations and liabilities imposed by this Agreement upon the “Borrower.”

10.6.   Severability.   Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.7.   Right of Setoff.   If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Lender or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by Lender and then due and payable. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender may have.

10.8.   No Agency.   Nothing herein shall be construed as making or constituting Lender as the agent of Borrower in making any payments to third parties pursuant to this Agreement or any other Loan Documents.

10.9.   Successors and Assigns.   This Agreement shall be binding upon, and shall inure to the benefit of, Borrower and Lender, and their respective heirs, legal representatives, successors and assigns; provided, however, that Borrower may not assign any rights or obligations under this Agreement without the prior written consent of Lender.

10.10. Survival.   The provisions hereof shall survive the execution of all instruments herein mentioned, shall continue in full force and effect until the Loans have been paid in full and shall not be affected by any investigation made by any party.

10.11. Governing Law; Jurisdiction; Consent to Service of Process.

(a)   THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF TEXAS.

(b)   Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the district courts of Dallas County, Texas, and of the United States District Court of the Northern District of Texas (Dallas Division), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State, or to the extent permitted by law in such Federal, court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c)   Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.12. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.12.   Notices.   All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested; (ii) by delivering same in person to the intended addressee; or (iii) by delivery to an independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee. Notice so mailed shall be effective upon its deposit with the United States Postage Service or any successor thereto; notice sent by a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the designated address of the intended addressee. For purposes of notice, the addresses of the parties shall be as set forth on page 1 of this Agreement; provided, however, that either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of 30 days notice to the other party in the manner set forth herein.

10.13.   Reliance by Lender.   Lender is relying and is entitled to rely upon each and all of the provisions of this Agreement; and accordingly, if any provision or provisions of this Agreement should be held to be invalid or ineffective, then all other provisions hereof shall continue in full force and effect notwithstanding.

10.14. Participations.   Lender shall have the right at any time and from time to time to grant participations in the Loans and Loan Documents. Each participant shall be entitled to receive all information received by Lender regarding the creditworthiness of any Obligor and any Constituent Party, including (without limitation) information required to be disclosed to a participant pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the participant is subject to the circular or not). Lender agrees to notify Borrower of any such participation interests sold by Lender and the name and address of such participant.

10.15. Usury Savings Clause.   Notwithstanding any provision to the contrary contained in this Agreement or in any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of the Notes, accrued or paid from the date hereof and (b) the aggregate of any other amounts accrued or paid pursuant to the Notes, the Deed of Trust or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon the Indebtedness from the date hereof, ever exceed the maximum rate of interest which could lawfully be contracted for, charged or received on the unpaid principal balance of the Indebtedness. In this connection, it is expressly stipulated and agreed that it is the intent of Borrower and Lender to contract in strict compliance with the applicable usury laws of the State of Texas and of the
United States (whichever permit the higher rate of interest) from time to time in effect. In furtherance thereof, none of the terms of this Agreement, the Notes, the Deed of Trust or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Highest Lawful Rate. Obligors or other Persons now or hereafter becoming liable for payment of the Indebtedness shall never be liable for interest in excess of the Highest Lawful Rate. If under any circumstances the aggregate amounts paid on the Indebtedness include amounts which by law are deemed interest which would exceed the Highest Lawful Rate, Borrower stipulates that such amounts will be deemed to have been paid as a result of an error on the part of both Borrower and Lender, and the Person receiving such excess payment shall promptly, upon discovery of such error or upon notice thereof from the Person making such payment, refund the amount of such excess or, at Lender’s option, credit such excess against the unpaid principal balance of the Indebtedness. In addition, all sums paid or agreed to be paid to the holder or holders of the Indebtedness for the use, forbearance, or detention of money shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Indebtedness so that the interest rate does not exceed the Highest Lawful Rate. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between Borrower and Lender.

10.16. Controlling Document.   In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any other Loan Document, the terms and conditions of this Agreement shall control.

10.17. Waiver Of Right To Trial By Jury.   BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF ANY OF THE LOAN DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

10.18. Entire Agreement.   THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. THIS INSTRUMENT MAY BE AMENDED ONLY BY AN INSTRUMENT IN WRITING EXECUTED BY THE PARTIES HERETO.

10.19. Restatement.   This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement in its entirety. All Liens and security interests existing by virtue of the Original Agreement are hereby confirmed and ratified and shall continue to secure all obligations under this Agreement, but the terms and provisions of such Liens and security interests shall hereafter be governed in all respects by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LENDER:

COMERICA BANK
By:	/s/ Dan P. Fryman
Dan P. Fryman Senior Vice President

BORROWER:

FRISCO SQUARE LAND, LTD., a Texas limited partnership

By:	Fairways FS Land, LLC a Texas limited liability company, Its General Partner
	By:	/s/ James C. Leslie
James C. Leslie, Manager

List of Exhibits:

Exhibit A -    Approved Budget
Exhibit B -    List of Appraised Values
Exhibit C -    Contingent Liability Summary Form

ACKNOWLEDGEMENT, CONSENT AND RATIFICATION OF GUARANTY

The undersigned Guarantors hereby execute below to evidence their acknowledgement and consent to the Amended and Restated Loan Agreement (this “Agreement”) to which this Acknowledgement, Consent and Ratification of Guaranty is attached (all terms used herein having the meaning ascribed thereto above in this Agreement unless otherwise defined herein) and the transactions contemplated by this Agreement, including without limitation the modifications of the existing Loan Documents contemplated by this Agreement. In addition, each of the undersigned Guarantors has determined that such Guarantor will benefit from this Agreement and the transactions and modifications contemplated by this Agreement and are willing to acknowledge that the Borrower’s obligations to Lender set forth in this Agreement and the Loan Documents (as modified as contemplated by this Agreement) are guaranteed obligations of Guarantors pursuant to that certain Guaranty dated April 15, 2005 executed by Guarantor in favor of Lender (the “Guaranty”). In consideration of the benefits afforded by this Agreement, each of the undersigned Guarantors hereby, jointly and severally, ratifies and confirms the Guaranty and agrees that all of its respective obligations and covenants under the Guaranty shall remain unimpaired by the execution and delivery of this Agreement and the other documents and instruments executed in connection therewith and that the Guaranty shall remain in full force and effect. Furthermore, each of the undersigned Guarantors jointly and severally acknowledge and agree that:

(a)   the Guaranty shall remain in full force and effect and shall continue to be the legal, valid and binding joint and several obligation of the undersigned Guarantors in their individual capacities enforceable against them in their individual capacities in accordance with its terms;

(b)   the indebtedness evidenced by the Term Note and the Revolver Note and the obligations, indebtedness and liabilities arising in connection with this Agreement are included in the “Indebtedness” as such term is used in the Guaranty;

(c)   the Guaranty is not subject to any claims, defenses or offsets;

(d)   nothing contained in this Agreement or any other Loan Document shall adversely affect any right or remedy of Lender under the Guaranty;

(e)   the execution and delivery of this Agreement or any of the Loan Documents contemplated by this Agreement shall in no way reduce, impair or discharge any obligations of the undersigned Guarantors pursuant to the Guaranty and shall not constitute a waiver by Lender of any of Lender’s rights against any of the undersigned Guarantors; and

(f)   the undersigned’s consent is not required for the effectiveness of this Agreement or any of the transactions or modifications contemplated by this Agreement and the fact that this consent has been obtained in connection with this Agreement shall not in any way be deemed a waiver of any of the provisions of the Guaranty; and the undersigned acknowledges and agrees that, as provided in paragraph 8 of the Guaranty, Bank may, once or any number of times, modify the terms of the Indebtedness, compromise, extend, increase, accelerate, renew or forbear to enforce payment of any or all of the Indebtedness, or permit Borrower to incur additional

Indebtedness, all without notice to the undersigned and without affecting in any manner the unconditional obligation of the undersigned under the Guaranty.

THIS ACKNOWLEDGEMENT, CONSENT AND RATIFICATION OF GUARANTY AND THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS MODIFIED BY THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

/s/ Cathy R. Sweeney	/s/ James C. Leslie
CATHY R. SWEENEY 16250 Dallas Parkway, Suite 102 Dallas, Texas 75248	JAMES C. LESLIE 16250 Dallas Parkway, Suite 102 Dallas, Texas 75248
/s/ David F. Stringfield	/s/ A. Brant Bryan
DAVID F. STRINGFIELD 16250 Dallas Parkway, Suite 102 Dallas, Texas 75248	A. BRANT BRYAN 16250 Dallas Parkway, Suite 102 Dallas, Texas 75248

EXHIBIT A

APPROVED BUDGET

ALLOCATIONS	AMOUNT	ADVANCED UNDER ORIGINAL AGREEMENT		AVAILABLE AS OF THE DATE OF THIS AGREEMENT
Refinance Advance	$19,500,000.00	$19,500,000.00		$0
Interest Reserve Advances	$4,313,000.00	$1,173,000.00		$3,140,000.00
Tax Advances	$150,000.00	$0		$150,000.00
MMD Advances	$1,472,000.00	$492,000.00		$980,000.00
Working Capital Advances	$1,229,000.00	$1,229,000.00	*	$0
Maximum Term Loan Commitment	$26,664,000.00

* The Working Capital Advances Allocation under the Original Loan Agreement was $2,229,000.00; Working Capital Advances previously made that exceed the Working Capital Advances Allocation herein contained are being repaid contemporaneous with the execution of this Agreement by the Term Loan Repayment.

EXHIBIT B

LIST OF APPRAISED VALUES

PARCEL	VALUE PER SQUARE FOOT	AGGREGATE VALUE
(Parcels as described in Initial Appraisal)
Parcel 1 (10.3824 acres)	$20.00	$9,045,000.00
Parcel 2 (4.1247) acres	$30.00	$5,390,000.00
Parcel 3 (4.7622) acres)	$30.00	$6,225,000.00
Parcel 4 (6.1977 acres)	$20.00	$5,400,000.00
Parcel 5 (4.216 acres)	$20.00	$3,675,000.00
Parcel 6 (8.3436 acres)	$15.00	$5,450,000.00
Parcel 7 (6.0377 acres)	$25.00	$6,575,000.00
Parcel 8 (2.5088 acres)	$30.00	$3,280,000.00
Parcel 9 (2.1177 acres)	$30.00	$2,770,000.00
Total Initial Appraised Value		$47,810,000.00

EXHIBIT “C”

Contingent Liability Summary

Contingencies by Borrower Name	Property Description	% Guaranteed	(Use initials) Guaranteed by Who?	Budgeted Cost	Actual Cost	Loan Liability	75% of Project Cost (Actual)	60% of Pad Cost (Actual)	50% of Land Cost (Actual)	Total Net Contingent Liabilities
Acquired/Completed/Under Construction
XYZ Site	XYZ location	100%	CS, BB, JL, DS	$3,600,000	$3,600,000	$3,240,000	$2,700,000				$540,000
Pad Sites
ABC Pad	ABC location	100%	CS, BB, JL, DS	$800,000	$750,000	$500,000		$450,000			$150,000
Unimproved Land
EFG property	EFG property	100%	CS, BB, JL, DS	$1,000,000	$1,000,000	$500,000			$500,000	$
Total Contingenotes											$690,000